PROMISSORY NOTE


To:     BIG SKY MANAGEMENT LTD.            Principal Sum:      US $100,000.00
                                           Expiry:             JANUARY 29, 2002


FOR THE  FOLLOWING: ONE  HUNDRED THOUSAND US DOLLARS (USD $100,000.00) and other
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good  and  valuable  consideration, the receipt of which is hereby acknowledged, the  Undersigned  promises  to  pay to DYNAMIC  VENTURES INC., 114 West Magnolia
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Street, Suite 400-127, Bellingham, Washington, USA, or such address as may be designated by Big Sky Management Ltd., or by any holder of this note, the sum of USD $100,000.00 , plus interest at the rate of 12% per annum on the unpaid balance beginning from the date the funds are advanced until fully paid.

The repayment of this Note (including principal and interest) is due in full on or before January 29, 2002 (1 year from the above date).

TERMS OF REPAYMENT

1.     This  note  may  be  repaid  in  whole  or  in  part  without  penalty.

2. In the event of the failure to make any payment when due, the holder of this Note may declare the entire principal balance and accrued interest immediately due and payable. Any overdue payment shall bear interest at the rate of twelve percent (10%) per annum or the maximum rate permitted by law, whichever is lower.

3. Security Lien. The maker of this Note hereby grants to the Holder a security interest in any and all corporate property, including but not limited to, real property, inventory, receivables, and office equipment.

4. All parties to this Note, including the Undersigned and any endorser or guarantors, if any, jointly and severally waive presentment, notice or dishonor, and diligence in collecting and all agree to remain fully obliged under the terms of this Note even if, without notice, the time for payment is extended, or the Note is renewed or modified, or one or more of the parties is released or discharged, or the release or substitution of any collateral given as security for the payment of the Note.

5. If this note is not paid promptly in accordance with it's terms, the undersigned agrees to pay all costs of collection, including reasonable attorney's fees. In the event that any judgement is obtained under this Note, the Undersigned waive, to the extent permitted under law, the benefit of any law exempting their property, or any part of it.

Date effective as of the 29th day of January, 2001.
                         ----        -------

DYNAMIC VENTURES INC.



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          President


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